UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2019

LEAF GROUP LTD.

(Exact name of Registrant as specified in its charter)

Delaware	001- 35048	20-4731239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1655 26th Street Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 656-6253

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ¨☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ¨☐

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2019, the board of directors of the Company (the “Board”) appointed Deborah A. Benton to serve as a Class II director, filling the vacancy created by the resignation of Victor Parker on November 5, 2018. As a Class II director, Ms. Benton will be up for re-election at the Company’s 2021 annual meeting of stockholders.

Ms. Benton has over 15 years of consulting and operational experience with a strong focus on e-commerce and retail businesses. In May 2014, she joined Kaktus Capital as an Investment Partner, and in May 2014, she joined Mitchell Madison Group as a Senior Consultant where she leads the consumer and retail practice. In this role, Ms. Benton assists clients in a wide array of areas including retail strategy, supply chain management, cost reduction and control, organizational design and operational scaling. Prior to joining Mitchell Madison Group, Ms. Benton held a number of senior level operating roles at Nasty Gal, a fast growing women’s fashion retailer, from May 2012 to April 2014, including serving as its President and Chief Operating Officer. Prior to that, she was the Chief Operating Officer of ShoeDazzle from November 2009 — April 2012, an innovative online women’s fashion footwear company, the revenues of which grew from launch to almost $100 million in just a few years. Before that, she was the Executive Vice President, Operations and Inside Sales for Teleflora, a leading provider of consumer and florist products and services. Ms. Benton has been a director of TomboyX, a company offering gender-neutral underwear to a diverse customer base, since June 2018; Carbon38, a luxury activewear lifestyle brand, since March 2015; and The Bouqs Company, a cut-to-order, farm-to-table flower retailer, since February 2015. From April 2016 until May 2018, Ms. Benton was a director of Vow To Be Chic, a bridesmaid dress rental company that discontinued operations in May 2018. Ms. Benton received an MBA and an undergraduate degree in Health Sciences from Queen’s University, Canada.

There are no arrangements between Ms. Benton and any other person pursuant to which Ms. Benton was selected to serve as a director, nor are there any transactions to which the Company or any of its subsidiaries is a party and in which Ms. Benton has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Ms. Benton is eligible to receive compensation pursuant to the Company’s outside director compensation program, which provides for an annual cash retainer of $50,000, plus additional amounts for serving on or chairing any of the Board committees. Ms. Benton is also eligible to receive an initial equity award with an aggregate grant date fair value of $150,000, consisting of a restricted stock unit award with a grant date fair value of $75,000 and a non-qualified stock option award with a grant date fair value of $75,000, each of which vests over three years, and annual equity awards pursuant to the terms of the outside director compensation program. All equity awards granted pursuant to the outside director compensation program are subject to the director’s continued service on the Board and are subject to acceleration upon the occurrence of specified events. In connection with her appointment as a director, Ms. Benton entered into the Company’s standard form of indemnification agreement.

Item 7.01        Regulation FD Disclosure.

On January 29, 2019, the Company issued a press release announcing the appointment of Deborah A. Benton (the “Press Release”). The Press Release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01        Financial Statements and Exhibits.

(d)  Exhibits.

99.1	Press Release dated January 29, 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2019	LEAF GROUP LTD.

	By:	/s/ Adam F. Wergeles
Adam F. Wergeles
General Counsel

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